UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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ViewPoint Financial Group

(Name of Registrant as Specified In Its Charter)

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April 10, 2008
Dear Fellow Shareholder:
          You are cordially invited to attend the Annual Meeting of Shareholders of ViewPoint Financial Group. The meeting will be held on Thursday, May 15, 2008 at 4:00 PM, in the Dallas Room on the 3rd Floor of ViewPoint Bank’s offices located at 1201 W. 15th Street, Plano, Texas.
          The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.
          Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2007. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.
          We encourage you to attend the meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for matters being acted upon at the meeting.
          Please note that on the enclosed proxy card you have the option to enroll in our Electronic Access Program, which would give you electronic access to our future annual reports and proxy statements in lieu of mail delivery. By agreeing to get these materials via the Internet, you are helping to conserve the environment and cut postage and printing costs.
          Your Board of Directors and management are committed to the success of ViewPoint Financial Group and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

James B. McCarley
Chairman of the Board

VIEWPOINT FINANCIAL GROUP
1309 W. 15th STREET
PLANO, TEXAS 75075
(972) 578-5000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2008
          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of ViewPoint Financial Group will be held as follows:

TIME	4:00 PM local time
Thursday, May 15, 2008

PLACE	ViewPoint Bank
3rd Floor — Dallas Room
1201 W. 15th Street
Plano, Texas

ITEMS OF BUSINESS	(1) The election of three directors of ViewPoint Financial Group.

(2) The ratification of the appointment of Crowe Chizek and Company LLC as ViewPoint Financial Group’s registered public accounting firm for the fiscal year ending December 31, 2008.

RECORD DATE	Holders of record of ViewPoint Financial Group common stock at the close of business on March 17, 2008, are entitled to vote at the annual meeting or any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the meeting will be available for your inspection at our executive offices during the 20 days prior to the meeting, as well as at the meeting.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES B. McCARLEY
CHAIRMAN OF THE BOARD

Plano, Texas
April 10, 2008

VIEWPOINT FINANCIAL GROUP
1309 W. 15th Street
Plano, Texas 75075
(972) 578-5000

PROXY STATEMENT

INTRODUCTION
          The ViewPoint Financial Group Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of ViewPoint Financial Group for use at ViewPoint Financial Group’s upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Thursday, May 15, 2008 at 4:00 PM, in the Dallas Room on the 3rd Floor of ViewPoint Bank’s offices located at 1201 W. 15th Street, Plano, Texas.
          At the meeting, shareholders will be asked to vote on two proposals. The proposals are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. ViewPoint Financial Group is referred to in this proxy statement from time to time as the “Company.” Certain of the information in this proxy statement relates to ViewPoint Bank, a wholly owned subsidiary of the Company.
          By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 10, 2008.
          Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.
INFORMATION ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
          At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of three directors of ViewPoint Financial Group; and

Proposal 2.	Ratification of the appointment of Crowe Chizek and Company LLC as ViewPoint Financial Group’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
          The shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

Who is entitled to vote?
          The record date for the meeting is March 17, 2008. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the meeting. The only class of stock entitled to be voted at the meeting is ViewPoint Financial Group common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 25,218,503 shares of common stock outstanding.
What if my shares are held in “street name” by a broker?
          If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to any “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. The proposals to elect directors and ratify auditors described in this proxy statement are considered “discretionary” items.
What if my shares are held in ViewPoint Financial Group’s employee stock ownership plan?
          We maintain an employee stock ownership plan which owns 3.7% of ViewPoint Financial Group’s common stock. Employees of ViewPoint Financial Group and ViewPoint Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, the trustee will vote the shares “FOR” each of the proposals set forth in this proxy statement. In the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote such shares “FOR” each of the proposals set forth in this proxy statement. The trustee will vote the shares of ViewPoint Financial Group common stock held in the employee stock ownership plan but not allocated to any participant’s account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.
How many shares must be present to hold the meeting?
          A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
What if a quorum is not present at the meeting?
          If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?
          1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.
          2. You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.
          3. You may vote on the internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.
          4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of ViewPoint Financial Group common stock on March 17, 2008, the record date for voting at the annual meeting.
Can I vote by telephone or on the Internet if I am not a registered shareholder?
          If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.
Can I change my vote after I submit my proxy?
          If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:
•	signing another proxy with a later date;

•	voting by telephone or on the Internet — your latest telephone or Internet vote will be counted;

•	giving written notice of the revocation of your proxy to the Secretary of ViewPoint Financial Group prior to the annual meeting; or

•	voting in person at the annual meeting.
          If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.
What if I do not specify how my shares are to be voted?
          If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:
•	FOR the election of the director nominees to ViewPoint Financial Group’s Board of Directors; and

•	FOR ratification of the appointment of Crowe Chizek and Company LLC as ViewPoint Financial Group’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Will any other business be conducted at the annual meeting?
          The Board of Directors knows of no other business that will be conducted at the meeting. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.
Vote Required to Approve Proposal 1: Election of Directors.
          Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by the holders of ViewPoint Financial Group common stock. Votes may be cast for or withheld from a nominee. Votes that are withheld and broker non-votes have no effect on the election of the director nominees. ViewPoint MHC, which owns 56% of ViewPoint Financial Group’s outstanding common stock, intends to vote its shares in favor of the director nominees, ensuring the election of the Board’s nominees. Our Board of Directors unanimously recommends that you vote “FOR” the election of management’s director nominees.
Vote Required to Approve Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm.
          Ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2008, requires the affirmative vote of the majority of shares cast, in person or by proxy, at the annual meeting by holders of ViewPoint Financial Group common stock. Abstentions from voting on the proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal. ViewPoint MHC, which owns 56% of the Company’s outstanding common stock, intends to vote its shares in favor of this proposal, ensuring the ratification of Crowe Chizek and Company LLC as our registered public accounting firm for the fiscal year ending December 31, 2008. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to ratify Crowe Chizek and Company LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
STOCK OWNERSHIP
          The following table presents information regarding the beneficial ownership of ViewPoint Financial Group common stock, as of the March 17, 2008, voting record date, by:
•	ViewPoint MHC and any other shareholders known by management to beneficially own more than five percent of the outstanding common stock of ViewPoint Financial Group;

•	each of our directors and our director nominees for election;

•	each of our executive officers named in the “Summary Compensation Table” appearing below; and

•	all of the executive officers, directors and director nominees as a group.
          The persons named in the following table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as that of ViewPoint Financial Group. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of ViewPoint Financial Group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). As of March 17, 2008, there were 25,218,503 shares of ViewPoint Financial Group common stock outstanding.

			Percent of
			Common
	Beneficial		Stock
Name of Beneficial Owner	Ownership		Outstanding
5% and Greater Shareholders

ViewPoint MHC	14,183,812	(1)	56.2%
1309 W. 15th Street Plano, Texas 75075

QVT Financial LP	2,160,345	(2)	8.6%
1177 Avenue of the Americas, 9th floor New York, NY 10036

Directors, Director Nominees and Named Executive Officers

James B. McCarley, Chairman of the Board/Director Nominee	47,450	(3)	*
Gary D. Basham, Vice Chairman of the Board	44,643	(3) (4)	*
Garold R. Base, Director, President and CEO	177,180	(3) (5)	*
Jack D. Ersman, Director/Director Nominee	41,243	(3) (6)	*
Anthony J. LeVecchio, Director	21,243	(3)	*
Karen H. O’Shea, Director/Director Nominee	34,178	(3) (7)	*
V. Keith Sockwell, Director	32,243	(3) (8)	*
Mark E. Hord, EVP, General Counsel and Corporate Secretary	51,878	(3) (5)	*
Pathie E. McKee, EVP, CFO and Treasurer	52,853	(3) (5)	*
James C. Parks, EVP, COO and Chief Information Officer of the Bank	52,556	(3) (5) (9)	*
Rick M. Robertson, EVP, Chief Banking Officer of the Bank	56,166	(3) (5)	*

Directors, director nominees and executive officers of ViewPoint Financial Group as a group (11 persons)	611,633	(10)	2.4%

(1)	As reported by ViewPoint MHC in a Schedule 13D filed with the SEC on October 13, 2006, which reported sole voting and dispositive power with respect to all shares beneficially owned.

(2)	Based on a Schedule 13G/A filed with the SEC on February 12, 2008 by QVT Financial LP (“QVT Financial”), QVT Financial GP LLC, QVT Fund LP (the “Fund”) and QVT Associates GP LLC. QVT Financial is the investment manager for the Fund, which beneficially owns 1,715,683 shares of common stock, and for Quintessence Fund LP (“Quintessence”), which beneficially owns 186,519 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “separate account”), which holds 258,143 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the separate account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 2,160,345 shares of common stock, consisting of the shares owned by the Fund and Quintessence, and the shares held in the separate account. QVT Financial GP LLC, as general partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as general partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,902,202 shares of common stock.

(3)	Includes restricted stock awarded to the individual under the 2007 Equity Incentive Plan, over which they have sole voting but no dispositive power, as follows: Mr. McCarley - 18,950 shares; Mr. Basham — 16,243 shares; Mr. Base — 139,259 shares; Mr. Ersman — 16,243 shares; Mr. LeVecchio — 16,243 shares; Ms. O’Shea — 16,243 shares; Mr. Sockwell — 16,243 shares; Mr. Hord — 45,196 shares; Ms. McKee — 45,196 shares; Mr. Parks — 45,196 shares; Mr. Robertson — 45,196 shares.

(4)	Includes 400 shares owned by Mr. Basham’s spouse.

(5)	Includes shares allocated to the individual under the Employee Stock Ownership Plan, over which they have sole voting but no dispositive power, as follows: Mr. Base — 1,736 shares; Mr. Hord — 1,682 shares; Ms. McKee — 1,657 shares; Mr. Parks -660 shares; Mr. Robertson — 970 shares.

(6)	25,000 shares are held in a trust for which Mr. Ersman is the trustee and beneficiary.

(7)	Includes 7,435 shares owned by Ms. O’Shea’s spouse.

(8)	Includes 12,900 shares owned by Mr. Sockwell’s spouse.

(9)	Includes 1,700 shares owned by Mr. Parks’s spouse.

(10)	Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.
PROPOSAL I
ELECTION OF DIRECTORS
          ViewPoint Financial Group’s Board of Directors is currently composed of seven members, each of whom is also a director of ViewPoint Bank. Approximately one-third of the directors are elected annually. Directors of ViewPoint Financial Group are elected to serve for a three-year term or until their respective successors are elected and qualified.
          The following table sets forth certain information regarding the composition of ViewPoint Financial Group’s Board of Directors, including each director’s term of office. The Board of Directors, acting on the recommendation of the Nominating Committee, has recommended and approved the nomination of James B. McCarley and Karen H. O’Shea to serve as directors for a term of three years to expire at the annual meeting of shareholders to be held in 2011. The Board of Directors, acting on the recommendation of the Nominating Committee, has also recommended and approved the nomination of Jack D. Ersman to serve as director for a term of two years to expire at the annual meeting of shareholders to be held in 2010. Mr. Ersman was nominated for a two year term in order to more evenly stagger the board.
          It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for a nominee is withheld) will be voted at the annual meeting “FOR” the election of James B. McCarley, Karen H. O’Shea, and Jack D. Ersman as directors. If Mr. McCarley, Ms. O’Shea, or Mr. Ersman is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendations of the Nominating Committee, may recommend. At this time, the Board of Directors knows of no reason why Mr. McCarley, Ms. O’Shea, or Mr. Ersman might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

				Term of
		Position(s) Held in	Director	Office
Name	Age(1)	ViewPoint Financial Group	Since(2)	Expires
NOMINEES
James B. McCarley	64	Chairman of the Board	1992	2011
Karen H. O’Shea	57	Director	1998	2011
Jack D. Ersman	65	Director	1989	2010

DIRECTORS REMAINING IN OFFICE

V. Keith Sockwell	65	Director	1987	2009
Garold R. Base	60	Director, President and CEO	2006	2009
Anthony J. LeVecchio	61	Director	2006	2009
Gary D. Basham	64	Vice Chairman of the Board	1988	2010

(1)	As of December 31, 2007.

(2)	Includes service as a director of ViewPoint Bank and its predecessor organization, Community Credit Union.

          The business experience of each director and director nominee for at least the past five years is set forth below.
          James B. McCarley. Mr. McCarley joined the board of directors of Community Credit Union in 1992 and was named Chairman of the Board in 1999, a position he continues to hold with ViewPoint Bank, the credit union’s successor entity. Since January 1996, Mr. McCarley has served as President of James McCarley Consultants, a governmental affairs consulting company. He served as Executive Director of the Dallas Regional Mobility Coalition (DRMC) on a contract basis from 1996 thru 2007 until his retirement. DRMC is a voluntary coalition of five counties and 27 cities in the Texas Department of Transportation Dallas District that promotes mobility issues, projects and programs for transportation improvements. From February 1987 through January 1996, Mr. McCarley served as the Assistant City Manager-Director of Public Safety for the City of Plano, Texas. Prior to 1987, Mr. McCarley spent 23 years in law enforcement, including serving nearly 11 years as the Chief of Police for the City of Plano, Texas.
          Karen H. O’Shea. Ms. O’Shea has served on the board of directors of ViewPoint Bank (including its predecessor entity, Community Credit Union) since 1998. She is the Vice President of Communications and Public Relations for Lennox International Inc., where she has worked for more than 20 years. Ms. O’Shea began her career with Lennox in 1983 and served as the Director for the Marketing Education Group and Director of Human Resource Development. Prior to her career at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. Currently, she serves as board vice chairman of Richardson Regional Medical Center and as a board member of the Richardson Symphony.
          Jack D. Ersman. Mr. Ersman has served on the board of directors of ViewPoint Bank (including its predecessor entity, Community Credit Union) since 1989. He has been an automobile dealer doing business as Village Motors, located in Sachse, Texas, since 1983. Mr. Ersman also served as a Senior Vice President and Loan Manager of Community Credit Union from 1970 to 1989.
          V. Keith Sockwell. Mr. Sockwell has served on the board of directors of ViewPoint Bank (including its predecessor entity, Community Credit Union) since 1987. He is the Chief Executive Officer/Chairman of Cambridge Strategic Services. Mr. Sockwell retired after 40 years in public education where he served as Deputy Superintendent of the Plano Independent School District and Superintendent of the Northwest Independent School District. He is past president of the Plano Rotary Club and a member of the Texas Association of School Administrators. He served on the Executive Committees for the Texas School Coalition and the Fast Growth Coalition of Texas Public Schools.
          Garold (Gary) R. Base. Since 1987, Mr. Base has served as the President and Chief Executive Officer of ViewPoint Financial Group and ViewPoint Bank (including its predecessor entity, Community Credit Union). He serves on the board of directors of both institutions. Additionally he currently serves as a Director of the North Texas Tollway Authority and has served as a Trustee of the Plano School District, Member of the Thrift Advisory Board of the Federal Reserve, Advisory Board Member of Fannie Mae, Chairman of the Plano Chamber of Commerce, Board Member of the North Dallas Chamber of Commerce, Chairman of a Texas state regulatory commission, Director of the Texas Bankers Association and in a number of other positions locally and nationally.
          Anthony J. LeVecchio. Mr. LeVecchio joined the board of directors of ViewPoint Financial Group and ViewPoint Bank in September 2006. Mr. LeVecchio is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest, Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and

Xerox Corporation. Mr. LeVecchio received a Bachelor of Economics degree and a Masters of Business Administration-Finance degree from Rollins College in Winter Park, Florida. Mr. LeVecchio currently serves on the boards of directors of several public and private companies, including Microtune, Inc., DG Fast Channel and Ascendant Solutions, each of which is a public company.
          Gary D. Basham. Mr. Basham joined the board of directors of Community Credit Union in 1988 and was named Vice Chairman of the Board in May, 2005, a position he continues to hold with ViewPoint Bank, the credit union’s successor entity. Prior to his retirement in April 2005, Mr. Basham served as the Director of Sales for the Western United States and Mexico for OSRAM Opto Semiconductor, a division of OSRAM Sylvania and a wholly-owned subsidiary of Siemens AG, one of the world’s three largest lamp manufacturers. From November 1990 until November 2002, Mr. Basham served as the Director of Sales for the Southeastern/South Central regions of the United States for Infineon Technologies AG (formerly Siemens Semiconductors). He has served as President of the Plano Rotary Club and on the board of directors of the Plano YMCA.
PROPOSAL II
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of ViewPoint Financial Group’s Board of Directors has appointed Crowe Chizek and Company LLC to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Ratification of the appointment of the independent registered accounting firm by shareholders is not required by law or by the Company’s bylaws; however, the Company believes that it is good corporate practice to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of Crowe Chizek and Company LLC, the Audit Committee will reconsider its appointment.
          A representative of Crowe Chizek and Company LLC is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.
          The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as ViewPoint Financial Group’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
          We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual incentives, long-term incentives and broad-based benefits programs.
          This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and the other three most highly-compensated executive officers, who are collectively referred to as the named executive officers.
The Objectives of our Executive Compensation Program
          Our compensation committee is responsible for establishing and administering our policies governing the compensation for our named executive officers. The compensation committee is composed entirely of independent directors.
          Our executive compensation programs are designed to achieve the following objectives:
•	Attract and retain talented and experienced executives in the highly competitive banking industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	Provide a competitive compensation package which is weighted heavily towards pay for performance, and in which total compensation is primarily determined by company/team and individual results and the creation of shareholder value;

•	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	Foster a shared commitment among executives by coordinating their company/team and individual goals; and

•	Compensate our executives to manage our business to meet our long-range objectives.
Our Executive Compensation Programs
     Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element	Characteristics	Purpose
Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance; targeted at market pay levels.	Keep our annual compensation competitive with the market for skills and experience necessary to meet the requirements of the executive’s role with us.

Executive Officer Incentive Plan	An annual cash incentive for executives based on ViewPoint Bank and individual performance.	Encourage achievement of goals related to profitability and growth and reward exceptional performance, both organizationally and individually.

Element	Characteristics	Purpose
Equity Incentive Plan	This plan is a long term incentive plan that consists of equity based awards, such as options and restricted stock. Awards are generally subject to forfeiture and limits on transfer until they vest.	This plan was designed to retain key employees, encourage directors and key employees to focus on long-range objectives and to further link the interests of directors and officers directly to the interests of the shareholders.

Retirement benefits	Tax-deferred 401(k) plan in which all employees can choose to defer compensation for retirement. We provide a matching contribution and employees vest in these contributions with each year of service with full vesting after 6 years of service. We do not allow employees to invest these savings in company stock.	Provide employees the opportunity to save for their retirement. Account balances are affected by contributions. The 401(k) Plan is described in more detail on page 25 of this proxy statement.

	In the 4th quarter of 2006, an ESOP feature was added to the 401(k) plan to create a KSOP. Shares of ViewPoint Financial Group stock are allocated to all eligible employees.	To reward employees for the success of ViewPoint Bank and to create ownership among the employee population, aiding in recruitment and retention of employees. The ESOP is described in more detail on page 26 of this proxy statement.

	The Deferred Compensation Plan is a nonqualified voluntary deferral program that allows executive officers to defer a portion of their annual cash compensation.	Provides a tax-deferred retirement savings alternative. The Deferred Compensation Plan is described in more detail on page 25 of this proxy statement.

	The Supplemental Executive Retirement Plan (SERP) is a nonqualified, contributory program. The SERP applies only to the CEO, and allows him to defer all or part of his cash compensation. ViewPoint Bank also makes a contribution equal to 7% of his annual compensation in quarterly installments.	The SERP supplements the total retirement benefits for the CEO. The SERP is described in more detail on page 24 and page 25 of this proxy statement.

	Retired employees are eligible to receive company-paid medical benefits. Upon retirement, ViewPoint Bank will provide $175 per month toward the eligible participant’s group coverage. Eligibility is determined by age and length of service, and ends when the participant becomes eligible for Medicare.	Provide a benefit to the retired employee to meet the health and welfare needs of the employee and their families.

Health & welfare benefits	Fixed component. The same/comparable health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

Continuation of health and welfare benefits may occur as part of severance upon certain terminations of employment.

Element	Characteristics	Purpose
Additional Benefits & Perquisites	CEO only.	Provides for benefit allowance, automobile, home security and spouse travel.

Change in Control & Termination Benefits	We have an employment agreement with the CEO and severance agreements with certain officers, including our named executive officers. The employment agreement provides for a liquidated damages payment over a two to three year period in the event of a termination other than for cause, death or disability. The severance agreements provide severance benefits if an officer’s employment is terminated in connection with a change in control.	Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. The employment agreement and severance agreements are described in more detail on pages 23 and 24 of this proxy statement.
          We consider market pay practices and practices of peer companies in determining the amounts to be paid. Compensation opportunities for our executive officers, including our named executive officers, are designed to be competitive with peer companies.
Determination of Appropriate Pay Levels
          Pay Philosophy and Competitive Standing
          To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to ViewPoint Bank, we strive to provide a total compensation package that is competitive with total compensation provided by industry peer groups.
          With the assistance of our independent compensation consultant, Longnecker and Associates, who were engaged by the Compensation Committee, the Compensation Committee reviewed total compensation for the top five executive officers and compared this compensation to published survey data and selected peer data. With the assistance of this consultant, the Compensation Committee, along with executive management, established a list of peer companies. The peer companies include companies from the banking and financial services industry in which we compete, and were chosen based upon relevant financial factors such as asset size, revenue and market cap. These peer companies were intended to serve as a foundation for compensation comparison purposes for the named executive officers; however, the Compensation Committee also relied on published survey sources. This information was used to determine our competitive position among similar companies in the marketplace, and assisted us in setting our targeted pay at the desired range relative to our peers. Peer company information is shown below, as of June 30, 2007.

	Assets	Market	Revenue
Company	($M)	Cap ($M)	($M)
BankFinancial Corporation	1,613.12	352.73	67.25
Clifton Savings Bancorp, Inc.	805.04	301.30	16.20
Columbia Banking System, Inc.	2,553.13	461.55	120.37
Dime Community Bancshares, Inc.	3,173.38	461.69	86.39
First Financial Holdings, Inc.	2,658.13	376.48	132.41
First Indiana Corporation	2,162.11	518.01	100.45
Heartland Financial USA, Inc.	3,058.24	362.49	133.32
Wauwatosa Holdings, Inc.	1,648.47	503.28	40.53
TierOne Corporation	3,431.17	521.05	151.42
Average	2,344.80	428.70	94.30
ViewPoint Financial Group	1,604.73	443.32	52.90
          Our compensation package consists of three main components: base salary, annual incentive pay and long-term incentives. We target base salaries to be at or above the 50th percentile of our peer group for each position, adjusted for marketplace demands, needs of our organization, experience and relationship to competitive market data surveys. The annual incentive pay is a cash award, based on our performance compared to company/team and individual goals. The long-term incentives, which were instituted in 2007, are equity based, and designed to retain key employees, to encourage directors and key employees to focus on long-range objectives and to further link the interests of directors and officers directly to the interests of shareholders. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay data.
          Our awards are subject to the Committee’s discretion and may take into account the achievement of goals set forth in our annual strategic plan, individual performance and, for those other than the CEO, the recommendation of the CEO. As a result, actual bonuses may be above or below target levels, at the discretion of the Committee.
          2007 Base Salary
          Our base salary levels reflect a combination of factors, including competitive pay levels relative to peer groups discussed above, the executive’s experience and tenure, our overall annual budget, the executive’s individual performance, and level of responsibility. We review salary levels annually to recognize these factors.
          As noted above, our compensation philosophy targets base salaries that are consistent with the market for comparable positions. The base salaries of our named executive officers compared to competitive benchmarking at the 50th percentile of peer data reflect our philosophy. Base salary increases are consistent with marketplace data and practice. Base pay increases granted to Ms. McKee, Mr. Robertson, Mr. Hord, and Mr. Parks in 2007 ranged from 4% to 11% and were established after considering job performance, internal pay alignment, and marketplace competitiveness. Salary increases in 2008 incorporated a cost of living adjustment of approximately 4% in addition to merit increases. Base salaries for 2008 are as follows: Mr. Base - $478,400; Ms. McKee — $208,000; Mr. Hord — $212,318; Mr. Parks — $218,400; and Mr. Robertson - $218,400.

          2007 Annual Cash Incentive Plan
          In addition to base salaries, we provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. This Incentive Plan consists of annual awards that recognize exceptional performance, both organizationally and individually, and encourages achievement of goals related to profitability and growth. These payouts can range from a payout of 6.5% of salary to 68% of salary.
          As in setting base salaries, we consider a combination of factors in establishing the annual bonus opportunities for our named executive officers. In general, Viewpoint Financial Group performance targets for the plan are based upon the coming year’s forecast of business activity, interest rates, pricing assumptions, operating assumptions and forecasted net income. Specifically, these annual awards have clearly defined performance measurements that allow the executives to focus on set company wide goals and align executives with key objectives of Viewpoint Financial Group and shareholders. The annual incentive is comprised of two parts, a corporate portion, which is 75% of the total payout and an individual portion which is 25% of the total payout. The corporate bonus is based on five performance measurements with a set range and minimum and maximum payout possibilities. The five measurements for 2007 are:
•	Return on average assets

•	Return on average equity

•	Efficiency ratio

•	Loan growth

•	Deposit growth
          Each corporate performance measurement was weighted at 20%. The annual incentives have payout percentages based on whether the company meets the threshold level, the target level, or the maximum level.
          Individual goals vary according to each executive. These goals are specific, measurable, and support achievement of the defined goals in the annual business plan and account for 25% of the total payout.
          The 2007 annual cash incentives were paid in February 2008. Mr. Base received a 25% payout and Ms. McKee, Mr. Robertson, Mr. Hord, and Mr. Parks each received payouts that ranged from 11% to 12%.
          For the amounts paid under the annual cash incentive plan, please refer to the Summary Compensation Table. The Grants of Plan-Based Awards Table includes the possible payouts under the threshold level, the target level, or the maximum level.
          For 2008 the Annual Incentive Plan was adjusted based on recommendations from our independent compensation consultant, Longnecker and Associates. The changes included increasing the annual incentive target payout to be closer to market competitive levels and adjusting the targets to be consistent with a team approach to executive compensation. For each participant, 75% of his or her 2008 bonus, if any, will be weighted to achievement of certain corporate goals of ViewPoint Bank, with the balance weighted to an individual performance assessment. For 2008, the following metrics will determine 60% of the portion of each participant’s bonus that is based on corporate goals: return on average equity, efficiency ratio, loan growth and deposit growth. Additional metrics that determine the remaining 40% of each participant’s corporate goal-based bonus are tailored to the participants’ particular areas of responsibility. Criteria for the individual performance assessment will vary according to the level of the officer and the officer’s areas of responsibility. Bonuses for 2008, if any, will be awarded by the

Compensation Committee, subject to approval by the full board, in early 2009, with the amounts determined by multiplying the participant’s base salary by his or her payout percentage. The payout percentages for 2008 for the named executive officers at the threshold, target and maximum levels of performance are as follows: Mr. Base: 25%, 50%, and 100%, respectively; and all the other officers: 15%, 30%, and 60%, respectively. The threshold performance levels for the 2008 financial goals generally are based on the Company’s previously established 2008 financial and operating budgets.
          2007 Equity Incentive Plan
          In May 2007, shareholders approved the ViewPoint Financial Group 2007 Equity Incentive Plan. The purpose of this plan is to promote the long-term success of ViewPoint Financial Group and increase shareholder value by attracting and retaining key employees and directors, encouraging directors and key employees and linking the interests of directors, officers and employees to the interests of the shareholders. The plan allows ViewPoint Financial Group to grant or award stock options, stock appreciation rights, restricted stock and restricted stock units to directors, advisory directors, officers, and other employees of ViewPoint Financial Group or ViewPoint Bank.
          During 2007, directors and the named executive officers were awarded restricted shares of ViewPoint Financial Group common stock. The number of shares awarded were based on the recommendation of our compensation consultant, Longnecker and Associates and a review of industry practices. The awards were consistent with Office of Thrift Supervision and plan restrictions. The restricted shares were granted to the directors and named executive officers, without payment, and are subject for forfeiture and limits on transfer until the shares vest. The restricted shares vest at a rate of 20% per year with the first installment vesting on May 22, 2008. Unvested restricted shares are forfeited upon termination of service by the director or named executive officer, except in the event of death, disability, or a change of control of ViewPoint Financial Group. In the event of death or disability, the vesting of the restricted shares is accelerated to the date of the directors or officer’s death or disability. In the event of a change of control of ViewPoint Financial Group all unvested restricted shares vest upon the later of such change of control or the director’s or officer’s termination of service with ViewPoint Financial Group or its successor.
          The restricted shares are transferable only by will or the laws of descent and distribution. The directors and named executive officers have the right to receive any dividends declared and paid on the restricted shares and are entitled to vote the shares during the restricted period.
Impact of Accounting and Tax Treatments of Compensation
          The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost of the Company with the benefit value to the executive.

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the committee that all executive compensation must be tax-deductible. The committee also believes that any non-deductible amounts paid to named executive officers for 2007, if any, will not be significant to ViewPoint Financial Group. The 2007 Equity Incentive Plan approved by shareholders permits the award of stock options, SARs and other equity awards that are fully deductible under Code Section 162(m).
          With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.
Role of Executive Officers in Determining Compensation
          The compensation committee meets outside the presence of all our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer. For all other named executive officers, the committee meets outside the presence of all executive officers, except our chief executive officer (CEO). Mr. Base, the CEO, annually reviews each other named executive officer’s performance with the committee and makes recommendations to the compensation committee with respect to the appropriate base salary and payments to be made under our annual incentive cash plan. Based in part on these recommendations from our CEO and other considerations discussed below, the compensation committee approves the annual compensation package of our named executive officers other than our CEO. The compensation committee also annually analyzes our CEO’s performance and determines his base salary and bonus award payout based on its assessment of his performance with input from the committee’s consultants. The annual performance reviews of our named executive officers are considered by the compensation committee when making decisions on setting base salaries and targets for and payments under our bonus plan. When making decisions on setting base salary, targets for and payments under our bonus plan for new named executive officers, the compensation committee considers the importance of the position to us, the past salary history of the executive officer and the contributions to be made by the executive officer. The compensation committee modifies (as appropriate) and approves recommendations of the executive compensation consultants, who are selected by the committee.
Summary Compensation
          The following table sets forth information concerning the annual compensation for services provided to us by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal years ended December 31, 2007 and 2006. We refer to the officers listed in the table below as the “named executive officers.”

								Change in
							Non-Equity	Pension Value &
							Incentive	Nonqualified
							Plan	Deferred	All Other
					Stock	Option	Compen-	Compensation	Compen-
		Salary		Bonus	Awards	Awards	sation	Earnings	sation		Total
Name and Principal Position	Year	($)		($)	($)(1)	($)	($)(2)	($)	($)		($)
Garold R. Base	2007	460,000		—	313,972	—	116,653	—	124,465	(3)	1,015,090
President and CEO	2006	460,000		256,722	—	—	—	—	202,606		919,328

Pathie E. McKee	2007	200,000		—	101,899	—	24,268	—	38,823	(3)	364,990
EVP and CFO	2006	180,000		75,000	—	—	—	—	40,002		295,002

Mark E. Hord	2007	204,152		—	101,899	—	22,560	—	38,843	(3)	367,454
EVP and General Counsel	2006	196,300		75,000	—	—	—	—	50,080		321,380

James C. Parks	2007	210,000		—	101,899	—	25,482	—	20,943	(3)	358,324
EVP, COO and Chief Information Officer of ViewPoint Bank	2006	125,470	(4)	25,000	—	—	—	—	—		150,470

Rick M. Robertson	2007	210,000		—	101,899	—	22,638	—	28,577	(3)	363,114
EVP and Chief Banking Officer of ViewPoint Bank	2006	172,692	(4)	56,509 (5)	—	—	—	—	—		229,201

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, of restricted stock granted to the executive. The assumptions used in the calculation of this amount are included in Note 16 of the Notes to the Consolidated Financial Statements contained in the annual report on Form 10-K, accompanying this proxy statement.

(2)	Represents incentive bonus amounts awarded for performance under the 2007 Annual Incentive Plan. The bonuses were approved by the compensation committee and were paid in February.

(3)	The amounts included in this column consist of the following (perquisites and other personal benefits totaling less than $10,000 in the aggregate for a named executive officer are excluded):

		Pathie E.			Rick M.
	Garold R. Base	McKee	Mark E. Hord	James C. Parks	Robertson
Benefit Type
401(k) Matching and Profit Sharing Contribution	$11,250	$11,250	$11,250	$5,340	$7,849
SERP Contribution	50,171	—	—	—	—
ESOP Allocation	22,988	22,988	22 988	10,911	16,036
Excess Life Insurance Premiums	2,168	—	—	—	—
Dividends paid on restricted stock	13,926	4,520	4,520	4,520	4,520
Bank Owned Life Insurance(a)	502	65	85	172	172
Perquisites and Other Personal Benefits:
Benefit Allowance(b)	20,000	—	—	—	—
Other(c)	3,460	—	—	—	—
Total	124,465	38,823	38,843	20,943	28,577

(a)	In September 2007, we purchased Bank Owned Life Insurance (BOLI). Amounts represent insurance premiums paid on the death benefit portion of the BOLI. Under the terms of the BOLI, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to 2 times the insured employee’s base salary on the date of purchase if the insured dies while employed at the bank.
(b)	Under the terms of Mr. Base’s employment agreement, he receives an annual allowance to be used for automobile expenses, professional fees and dues, and as he may otherwise determine.
(c)	This amount includes monthly home security services and spouse travel.

(4)	Mr. Park and Mr. Robertson commenced employment with ViewPoint Bank during 2006.

(5)	Includes a one-time relocation bonus of $31,509.

Grants of Plan-Based Awards
          The following table provides information concerning grants of awards made to named executive officers in the last completed fiscal year.

						All Other
						Stock
						Awards:	Grant Date Fair
			Estimated Possible Payouts Under			Number of	Value of Stock
			Non-Equity Incentive Plan Awards (1)			Shares of	and Option
		Grant	Threshold		Maximum	Stock or	Awards(2)
Name	Plan Name	Date(2)	($)	Target ($)	($)	Units (#)	($)
Garold R. Base	Equity Incentive Plan	5/22/07				139,259	2,572,113
	Annual Cash Incentive Plan		78,200	156,400	312,800
Pathie E. McKee	Equity Incentive Plan	5/22/07				45,196	834,770
	Annual Cash Incentive Plan		13,000	26,000	52,000
Mark E. Hord	Equity Incentive Plan	5/22/07				45,196	834,770
	Annual Cash Incentive Plan		13,270	26,540	53,080
James C. Parks	Equity Incentive Plan	5/22/07				45,196	834,770
	Annual Cash Incentive Plan		13,650	27,300	54,600
Rick M. Robertson	Equity Incentive Plan	5/22/07				45,196	834,770
	Annual Cash Incentive Plan		13,650	27,300	54,600

(1)	For each named executive officer, represents the threshold (i.e. lowest), target and maximum amounts that were potentially payable for year ended December 31, 2007 under the Company’s Annual Incentive Plan. The actual amounts earned under these awards for fiscal 2007 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan compensation” column. For additional information regarding the Annual Incentive Plan, see “Compensation Discussion and Analysis — 2007 Annual Cash Incentive Plan.”

(2)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period, which in this case is five years, but does not include a reduction for forfeitures.
          The material terms of the Annual Cash Incentive Plan and the 2007 Equity Incentive Plan are discussed above under “Compensation Discussion and Analysis.” The material terms of Mr. Base’s employment agreement, the severance agreements with the other named executive officers, and our other material compensation plans and arrangements are discussed in detail under “Description of Our Material Compensation Plans and Arrangements” below.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning outstanding restricted stock awards held by named executive officers as of December 31, 2007. No other equity awards were held by the named executive officers at December 31, 2007.

	Stock Awards
			Equity
			Incentive
			Plan
			Awards:
	Number	Market	Number of	Equity Incentive
	of Shares	Value of	Unearned	Plan Awards:
	or Units	Shares or	Shares,	Market or Payout
	of Stock	Units of	Units or	Value of
	That	Stock That	Other Rights	Unearned Shares,
	Have Not	Have Not	That Have	Units or Other
	Vested	Vested	Not Vested	Rights That Have
Name	(#)(1)	($)(1)	(#)	Not Vested ($)
Garold R. Base	139,259	2,301,951	—	—

Pathie E. McKee	45,196	747,090	—	—

Mark E. Hord	45,196	747,090	—	—

James C. Parks	45,196	747,090	—	—

Rick M. Robertson	45,196	747,090	—	—

(1)	Restricted shares of ViewPoint Financial Group common stock granted on May 22, 2007 and vest in 20% annual increments beginning May 22, 2008. The market value of the shares of restricted stock is based on the closing price of $16.53 per share of ViewPoint Financial Group common stock on December 31, 2007
Option Exercises and Stock Vested
          No shares of restricted stock vested during the fiscal year ended December 31, 2007 with respect to the named executive officers. The named executive officers have not been granted any stock options to date.
Non-qualified Deferred Compensation
          The following table sets forth information about the non-qualified deferred compensation activity for the named executive officer during 2007.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions	Earnings	Withdrawals/	Balance
		Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)
Garold R. Base	Supplemental Executive Retirement Plan	—	50,171	62,024	—	1,175,842
	Deferred Compensation Plan	—	—	36,328	—	464,943
Pathie E. McKee	Deferred Compensation Plan	—	—	1,299	—	14,792

(1)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(2)	None of the earnings in this column is included in the summary compensation table because they were not preferential or above market.
          See the discussion under “Description of Our Material Compensation Plans and Arrangements - Supplemental Executive Retirement Plan” and “Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.
Potential Post-Termination Payments and Benefits
          The following table summarizes the value of the termination payments and benefits that Mr. Base would have received if his employment had been terminated by the Board of Directors on December 31, 2007 under the circumstances shown. The Board of Directors can terminate Mr. Base’s employment at any time. Under Mr. Base’s employment contracts, his employment shall be deemed to have been terminated if he resigns following (i) relocation of his principal workplace outside a radius of 50 miles from the Bank’s main office; (ii) a reduction in his responsibilities and authorities; (iii) a demotion from the position of President and Chief Executive Officer; or (iv) a material reduction in his compensation and benefits except as part of an overall program applied to all members of ViewPoint Bank’s senior management.
          The table excludes (i) amounts accrued through December 31, 2007 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation, in favor of our executive officers, and that are available generally to all salaried employees, such as vested account balances under our 401(k) and employee stock ownership plan and certain health and welfare benefits, and (iii) vested account balances under our nonqualified deferred compensation plans, as explained under “Description of our Material Compensation Plans and Arrangements — Deferred Compensation Plan.”
Garold R. Base

				Involuntary or	Involuntary or
				Good Reason	Good Reason
				termination (not in	termination (in
				connection with	connection with
	Retirement	Death	Disability	change in control)	change in control)
Benefit	($)	($)	($)	($)	($)(1)
Employment Contract
Base Salary	—	—	—	1,380,000	1,380,000
Benefit Allowance	—	—	—	60,000 (2)	60,000 (2)
Continued Employer Contributions under Defined Contribution Plans	—	—	—	165,000 (3)	165,000 (3)
Additional Life Insurance	—	— (4)	— (5)	—	6,503 (4)
Accrued Vacation Pay(6)	159,235	159,235	159,235	159,235	159,235
Restricted stock award (7)	—	2,301,951	2,301,951	—	2,301,951

(1)	Reflects the amounts payable to or on behalf of Mr. Base over the liquidated damage period (except for the accrued vacation pay) contained in his employment agreement, which would have been three years at December 31, 2007. These amounts are subject to offset for income earned from providing services to another company during the period. All benefits would terminate upon Mr. Base’s death. All payments are subject to Mr. Base’s execution of a general release of claims against the Bank and compliance with a non-compete agreement for a period of 18 months from the termination of his employment agreement.

(2)	Reflects Mr. Base’s allowance to cover expenses related to his automobile, professional fees and dues, and such other expenses as he may determine.

(3)	Reflects the matching contribution under the Bank’s 401(k) plan ($15,000 annually) and Mr. Base’s Supplemental Executive Retirement Agreement ($40,000 annually). Contributions shall be paid to Mr. Base as if he had continued in service during the liquidated damages period at his existing annual base salary and he made the maximum amount of employee contributions, if any, required or permitted under such plans.

(4)	The Bank provides and pays the premiums for a term life insurance policy in the amount of $750,000 for Mr. Base. In the event of Mr. Base’s death, his designated beneficiaries would be entitled to the insurance.

(5)	If Mr. Base becomes permanently disabled as defined in the Bank’s disability plan (which is available to all employees of the Bank on a non-discriminatory basis), he shall be entitled to receive the benefits available under that plan.

(6)	Mr. Base has accrued 90 days of unused vacation that will be paid to him upon his termination of employment with the Bank for any reason. The amount is calculated using Mr. Base’s base salary at the date of his termination. The amount Mr. Base is eligible to receive is capped at 90 days.

(7)	Represents the value of the executive’s restricted shares of ViewPoint Financial Group common stock based on a closing price of $16.53 per share on December 31, 2007.
          The following table summarizes the value of the termination payments and benefits that the named executive officers, other than Mr. Base, would have received if their employment had been terminated on December 31, 2007, under the circumstances shown.

				Involuntary or	Involuntary or
				Good Reason	Good Reason
				termination (not in	termination (in
				connection with	connection with
	Retirement	Death	Disability	change in control)	change in control)
Benefit	($)	($)	($)	($)	($)
Pathie McKee
Salary Continuance (1)	—	—	—	—	300,000
Restricted stock award (2)	—	747,090	747,090	—	747,090
Mark Hord
Salary Continuance(1)	—	—	—	—	306,228
Restricted stock award (2)	—	747,090	747,090	—	747,090
James C. Parks
Salary Continuance(1)	—	—	—	—	315,000
Restricted stock award (2)	—	747,090	747,090	—	747,090
Rick M. Robertson
Salary Continuance(1)	—	—	—	—	315,000
Restricted stock award (2)	—	747,090	747,090	—	747,090

(1)	The salary continuance payments represent 18 months of the employee’s current salary if the employee suffers an involuntary termination of employment in connection with or within 12 months after a change in control. These agreements are discussed in more detail under the caption “Description of Our Material Compensation Plans and Arrangements -Severance Agreements with Named Executive Officers” below.

(2)	Represents the value of the executive’s restricted shares of ViewPoint Financial Group common stock based on a closing price of $16.53 per share on December 31, 2007.
Description of Our Material Compensation Plans and Arrangements
          General. We currently provide health and welfare benefits to our employees, including hospitalization, comprehensive medical insurance, life and long-term disability insurance, subject to certain deductibles and co-payments by employees. We also provide certain retirement benefits. See Notes 11 and 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K that accompanies this proxy statement.
          Employment Agreements with Garold R. Base. ViewPoint Bank and ViewPoint Financial Group each have an employment agreement with Mr. Base. These agreements have a three-year term,

with annual one-year extensions subject to approval by the board of directors. There is no duplication of salary or benefits by ViewPoint Bank and ViewPoint Financial Group. The amount of annual base salary is to be reviewed by the board of directors each year. Mr. Base is also entitled under the employment agreements to: an annual incentive bonus determined under the Annual Incentive Plan; participation in any stock-based compensation plans; a term life insurance policy in an amount of $750,000; an executive benefits allowance of $20,000 per year; and related fees and expenses approved by the board; a security system for his home and monthly service for the system; an annual medical examination; a supplemental executive retirement plan approved by the board of directors; and participation in any other retirement plans, group insurance and other benefits provided to full time ViewPoint Bank employees generally and in which executive officers participate. Mr. Base also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to ViewPoint Bank operations, including travel costs for himself and for his spouse if she accompanies him and, at the time his employment terminates for any reason, payment at the current rate of base salary for 90 days accrued vacation.
          Under the employment agreements, if Mr. Base’s employment is terminated for any reason other than cause, death, retirement, or disability, or if he resigns following certain events such as relocation or demotion, he will be entitled to liquidated damages during the term of the agreement then remaining. The liquidated damages consist of continued payments of base salary, continued insurance coverage, continued eligibility under benefit programs for former officers and employees, and payments equal to amounts that the employer would have contributed under qualified and non-qualified retirement plans if he had been employed during the remainder of the term of the agreement. The liquidated damages would be subject to mitigation.
          The employment agreement includes an agreement not to compete with ViewPoint Bank and ViewPoint Financial Group with regard to the delivery of financial services for a period of 18 months following termination of employment. The value of compensation and benefits payable under the agreements is capped so as to prevent imposition of the golden parachute sanctions under Sections 280G and 4999 of the Internal Revenue Code.
          Severance Agreements with Named Executive Officers. Ms. McKee, Mr. Hord, Mr. Parks and Mr. Robertson have each entered into a severance agreement with ViewPoint Bank. The severance agreements for these officers provide that ViewPoint Bank will pay to the officer an amount equal to 18 months of the employee’s current salary if the employee suffers involuntary termination of employment in connection with or within 12 months after a change in control. For purposes of the severance agreement, “involuntary termination” means termination of employment without cause, a reduction in the amount of the employee’s base salary, a material adverse change to the employee’s benefits other than as part of a program applicable to all ViewPoint Bank senior executive officers, relocation of the employee’s principal place of employment to a location more than 50 miles from Plano, Texas, or a material demotion of the employee; and the term “change in control” means any of the following events: (i) any third person becomes the owner of shares of ViewPoint Bank or ViewPoint Financial Group with respect to which 25% or more of the total number of votes for election of the Board may be cast; (ii) persons who were a majority of the directors of ViewPoint Financial Group or ViewPoint Bank cease to constitute a majority as the result of or in connection with a tender offer, merger or sale, or similar event; and (iii) the shareholders of ViewPoint Financial Group approve an agreement providing for a transaction in which ViewPoint Financial Group will cease to be an independent public company or for the sale of all or substantially all of ViewPoint Financial Group assets. The term of the severance agreement is 12 months.
          Supplemental Executive Retirement Plan. We maintain a supplemental executive retirement plan for the purpose of retaining the services of Mr. Base as Chief Executive Officer. The supplemental executive retirement plan is a defined-contribution based plan that allows Mr. Base to defer all or part of his compensation, including performance-based compensation, until his separation from service from ViewPoint Bank. In addition, ViewPoint Bank makes a contribution to the plan equal to 7% of Mr. Base’s annual compensation, payable in quarterly installments. All funds deferred by Mr. Base or contributed by ViewPoint Bank under the plan are deposited into a brokerage account owned by ViewPoint Bank, but over which Mr. Base controls investment decisions. Mr. Base is always 100% vested in his own compensation deferrals and the earnings thereon. The extent to which he is vested in that portion of plan assets attributable to ViewPoint Bank contributions depends on the year in which he terminates service, with full vesting occurring on or after January 1, 2011. Mr. Base, however, will fully vest in that portion of the plan attributable to ViewPoint Bank’s contributions if he is actively employed by ViewPoint Bank and there occurs: a change in control involving ViewPoint Bank, his death or disability, his involuntary termination of employment, his attainment of age 63 prior to separating from service with ViewPoint Bank, or termination of the plan. Payment of plan benefits will be made in three installments over 18 months, except in the case of a change in control or Mr. Base’s death, in which case payment will be made in a lump sum. Payments may also be made on account of hardship. If after his separation from service with ViewPoint Bank, Mr. Base violates the non-competition requirements of his employment contract (described below), then he will forfeit any remaining payments due him. As of December 31, 2007 Mr. Base was 68% vested in the contributions and earnings accrued under the supplemental executive retirement plan.
          Deferred Compensation Plan. We also maintain a deferred compensation plan that allows selected management and highly compensated employees and directors to defer a portion of their current base salary, bonus, or director’s compensation into the plan until his or her termination of service, disability or a change in control. There is no limit regarding how much of a participant’s compensation may be deferred. All funds deferred by participants are deposited into a brokerage account owned by ViewPoint Bank, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her account on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have his or her account distributed upon either the earlier or later of the specified payout date or the participant’s termination of service. The participant may change the specific date upon which the payout will be made, provided various requirements are met, including deferring the specified date for at least five years. All distributions under the plan will be made in a cash lump sum equal to the value of the participant’s deferred compensation plan account at the time of distribution. Payments may also be made on account of an unforeseeable financial emergency.
          401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”). All employees who have attained age 18 are eligible to make 401(k) contributions. Eligible employees are also entitled to matching and profit sharing contributions, if any, after they have completed 12 months of continuous employment, during which they worked at least 1,000 hours.
          Participants are permitted to make salary reduction contributions to the 401(k) Plan of up to 75% of their annual salary, up to a maximum of $15,000. In addition, participants who have attained age 50 may defer an additional $5,000 annually as a 401(k) “catch-up” contribution. During 2007, we matched eligible 401(k) contributions (other than catch-up contributions) in an amount equal to 100% of the participant’s 401(k) deferrals for the year up to 5% of their salary. The plan allows for a discretionary profit sharing contribution; however with the implementation of the employee stock ownership plan in 2006, no profit sharing contributions are planned. All 401(k) deferrals made by participants are before-tax contributions, and those deferrals and earnings thereon are immediately vested. Matching contributions and earnings thereon vest at 20% per year, beginning with the second year of service. In the event of retirement at age 65 or older, permanent disability or death, however, a participant will automatically become 100% vested in all matching and profit sharing contributions and earnings thereon.
          Participants may invest amounts contributed by them, as well as the fully vested employer matching and profit sharing contributions, in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Participants are permitted to borrow against their account balance in the 401(k) Plan.
          Employee Stock Ownership Plan. In 2006, we adopted an employee stock ownership plan (ESOP) for employees of ViewPoint Financial Group and ViewPoint Bank, as part of the 401(k) Plan. (The following description pertains only to the employee stock ownership portion of the combined plan.)
          As part of our reorganization to the stock form and initial public offering, the ESOP borrowed funds from ViewPoint Financial Group to purchase shares of common stock of ViewPoint Financial Group. Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released are allocated to each eligible participant’s ESOP account based on the ratio of each participant’s eligible compensation to the total eligible compensation of all participants. An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more service hours during the plan year, and either is actually employed on the last day of the plan year or has attained age 65. Forfeitures are reallocated among remaining participating employees in the same manner as an employee contribution. The account balances of participants vest at a rate of 20% for each year of service, beginning with the first year of service. Credit for eligibility and vesting is given for years of service with ViewPoint Bank (and its predecessor organization) prior to adoption of the ESOP. In the case of a “change in control,” which triggers termination of the plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan.

COMPENSATION OF DIRECTORS
Non-Employee Director Compensation
          The following table sets forth a summary of the compensation paid to our independent directors during 2007:

					Change in
					Pension
	Fees				Value and
	Earned				Nonqualified
	or			Non-Equity	Deferred	All Other
	Paid in	Stock	Option	Incentive Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)(3)	($)
Current Members
Gary D. Basham	55,550	36,608	—	—	—	2,906	95,064
Jack D. Ersman	55,800	36,608	—	—	—	2,777	95,185
Anthony J. LeVecchio	52,400	36,608	—	—	—	2,616	91,624
James B. McCarley	65,650	42,721	—	—	—	2,833	111,204
Karen H. O’Shea	44,350	36,608	—	—	—	2,289	83,247
V. Keith Sockwell	43,450	36,608	—	—	—	2,697	82,755
Members whose term ended in May 2007
Rosario G. Vela	2,500	—	—	—	—	38,278 (4)	40,778
Kenneth Yarbrough	2,500	—	—	—	—	218,731 (4)	221,231

(1)	Directors may defer all or any part of their director’s fees, which pursuant to the plan are then invested in independent third-party mutual funds.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, of restricted stock granted to the director. The assumptions used in the calculation of this amount are included in Note 16 of the Notes to the Consolidated Financial Statements contained in the annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The directors were granted restricted stock on May 22, 2007. The following represents the number of shares granted and outstanding, as well as the grant date fair value: Mr. Basham — 16,243 shares valued at $300,008 on the grant date, Mr. Ersman — 16,243 shares valued at $300,008 on the grant date, Mr. LeVecchio — 16,243 shares valued at $300,008 on the grant date, Mr. McCarley — 18,950 shares valued at $350,007 on the grant date, Ms. O’Shea - 16,243 shares valued at $300,008 on the grant date, Mr. Sockwell — 16,243 shares valued at $300,008 on the grant date.

(3)	All other compensation, for the current board members, includes dividends paid on restricted stock, premium on BOLI insurance and spouse travel.

(4)	In May 2007, Ms. Vela and Mr. Yarbrough entered into separation agreements with the Company in connection with the conclusion of their service as directors of the Company. The agreements, in recognition of the past services provided by the directors, provide for separation compensation. In 2007, Ms. Vela received a cash payment of $8,750, and Mr. Yarborough received a cash payment of $50,000. Per the agreement, additional payments are due the directors beginning in 2008, therefore the Company accrued the present value of the liability for future payments of $26,762 for Ms. Vela and $152,928 for Mr. Yarborough.
          Beginning June 2007, each non-employee director of ViewPoint Bank receives (i) a $20,000 annual retainer; (ii) $1,000 per board meeting attended and (iii) $750 per committee meeting attended. In addition, the Chairman of the Board receives $20,000 per year, the Audit Committee Chair receives $7,500 per year and the Compensation Committee Chair receives $5,000 per year for the additional responsibilities associated with these positions. These same retainers and fees are projected for 2008.

Directors may elect to defer receipt of all or any part of their directors’ fees pursuant to a non-qualified deferred compensation plan. These deferred fees are invested in third party mutual funds. We also pay premiums for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. If the director leaves the service of ViewPoint Bank for any reason other than death, all rights to any benefit cease.
          In May 2007, the Company instituted an equity incentive plan, which is discussed in more detail under “Compensation Discussion and Analysis — 2007 Equity Incentive Plan” above.
          Directors are provided or reimbursed for travel and lodging (including for spouse), and are reimbursed for other customary out-of-pocket expenses, incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors’ and officers’ liability insurance. Under the terms of the BOLI, each director was provided a death benefit of $40,000 if the insured dies while a director at the bank.
          ViewPoint Bank is the wholly-owned operating subsidiary of ViewPoint Financial Group, which itself is a majority owned subsidiary of ViewPoint MHC. The composition of the Boards of Directors of ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank are identical. The directors of ViewPoint MHC and ViewPoint Financial Group are not compensated separately for their service on these boards.
REPORT OF THE COMPENSATION COMMITTEE
          The Compensation Committee has submitted the following report for inclusion in this proxy statement:
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.
          The foregoing report is provided by the Compensation Committee of the Board of Directors:
Gary D. Basham
Jack D. Ersman
Anthony J. LeVecchio
James. B. McCarley
Karen H. O’Shea
V. Keith Sockwell

CORPORATE GOVERNANCE
Director Independence
          The Board of Directors of ViewPoint Financial Group has determined that all of its directors, with the exception of Garold R. Base, the Company’s President and Chief Executive Officer, are “independent directors,” as that term is defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Select Market and by the Securities and Exchange Commission. These independent directors are Gary D. Basham, Jack D. Ersman, Anthony J. LeVecchio, James B. McCarley, Karen H. O’Shea, and V. Keith Sockwell.
Board Meetings and Committees
          Meetings of ViewPoint Financial Group’s Board of Directors are generally held on a quarterly basis. Meetings of ViewPoint Bank’s Board of Directors, the membership of which is identical to ViewPoint Financial Group’s Board of Directors, are generally held on a monthly basis. For the fiscal year ended December 31, 2007, the Board of Directors of ViewPoint Financial Group held nine meetings and the Board of Directors of ViewPoint Bank held 12 meetings. During fiscal year 2007, no incumbent director attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.
          The ViewPoint Financial Group Board of Directors has four standing committees: Executive, Compensation, Audit and Nominating. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2007, is set forth below:
          Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Gary Basham, Jack Ersman, James McCarley (Chair) and Karen O’Shea. During 2007, this committee held 12 meetings.
          Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis — Determination of Appropriate Pay Levels” and “- Role of Executive Officers in Determining Compensation.”
          During 2007, Directors Sockwell (Chair), Basham, Ersman, LeVecchio, McCarley and O’Shea were members of the Compensation Committee, all of whom are independent directors (as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Select Market and Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended). In 2007, the Compensation Committee held 14 meetings.
          Audit Committee. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements and the financial reporting processes, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to ViewPoint Financial Group specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee Report appears on page 32 and page 33 of this proxy statement.
          The current members of the Audit Committee are Gary Basham, Jack Ersman, Anthony LeVecchio (Chair) and Karen O’Shea. All members of the Audit Committee (i) are independent as defined under Rule 4200 (a)(15) of the NASDAQ Marketplace Rules; (ii) meet the criteria for independence set forth in SEC Rule 10A-3(b)(1); (iii) have not participated in the preparation of the financial statements of ViewPoint Financial Group or any of its current subsidiaries at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Anthony LeVecchio has had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in his financial sophistication. The Board of Directors has determined that Mr. LeVecchio meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” During 2007, the Audit Committee held five meetings.
          Nominating Committee. The Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Nominating Committee is responsible for identifying and recommending director candidates to serve on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Nominating Committee. The Nominating Committee has the following responsibilities under its charter:
(i)	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

(iii)	review nominations submitted by shareholders, which have been addressed to the Company’s Secretary, and which comply with the requirements of the Company’s charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(iv)	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

(v)	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

          Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company’s bylaws, nominations by shareholders must be delivered in writing to the Secretary of ViewPoint Financial Group at least ten days prior to the date of the annual meeting.
          The current members of the Nominating Committee are Jack Ersman, James McCarley, Karen O’Shea (Chair) and Keith Sockwell. All members of the Nominating Committee are independent as defined in the NASDAQ Marketplace Rules. During 2007, the Nominating Committee held three meetings.
          Committee Charters. The full responsibilities of the Audit, Compensation and Nominating Committees are set forth in their charters, which are posted in the Shareholder Relations section of our website at www.viewpointbank.com.
Code of Business Conduct and Ethics
          The Board of Directors has adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including directors, officers and employees of our subsidiaries and affiliates. Our Code of Business Conduct and Ethics is posted in the Shareholder Relations section of our website at www.viewpointbank.com.
Shareholder Communications with Directors
          Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Mark E. Hord, General Counsel, ViewPoint Financial Group, 1309 W. 15th Street, Plano, Texas 75075, who will promptly forward all such communications to each director.
Board Member Attendance at Annual Shareholder Meetings
          Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our directors were in attendance at last year’s annual shareholder meeting.

AUDIT AND RELATED FEES
          For the fiscal years ended December 31, 2007, and 2006, Crowe Chizek and Company LLC provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:
(a)	Audit Fees. The aggregate fees billed by Crowe Chizek for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the quarterly consolidated financial statements, proxy statement, and internal controls for the fiscal years ended December 31, 2007 and 2006, were $326,000 and $490,895, respectively. Audit fees for the year ended December 31, 2006, included $278,995 related to the mutual holding company reorganization and minority stock offering completed in September 2006 reported in the “All Other Fees” category in last year’s proxy statement.

(b)	Audit Related Fees. The aggregate fees billed by Crowe Chizek for assurance and related services related to the Company’s Annual Report on Form 10-K and the Company’s retirement benefit plans for the year ended December 31, 2007 and 2006, were $26,700 and $27,000, respectively.

(c)	Tax Fees. The aggregate fees billed by Crowe Chizek for professional services rendered for tax preparation services for fiscal years ended December 31, 2007 and 2006, were $0 and $5,500, respectively. Additional tax-related services billed by Crowe Chizek for fiscal years ended December 31, 2007 and 2006, were $0 and $9,900, respectively. Such additional tax-related services consisted of billings for tax consultation services in 2006 relating to our conversion to a mutual thrift.

(d)	All Other Fees. The aggregate fees billed by Crowe Chizek for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for fiscal years ended December 31, 2007 and 2006, were $879 and $0, respectively and consisted of operational consulting expenses.
The Audit Committee has determined that the services provided by Crowe Chizek and Company LLC as set forth herein are compatible with maintaining Crowe Chizek and Company LLC’s independence.
          Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          The Audit Committee has reviewed and discussed the audited financial statements of ViewPoint Financial Group for the fiscal year ended December 31, 2007, with ViewPoint Financial Group management. The Audit Committee has discussed with Crowe Chizek and Company LLC, the

Company’s registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
          The Audit Committee has also received the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Crowe Chizek and Company LLC with that firm.
          Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that ViewPoint Financial Group’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.
          The foregoing report is furnished by the Audit Committee of the Board of Directors:
Gary D. Basham
Jack D. Ersman
Anthony J. LeVecchio (Chair)
Karen H. O’Shea
LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS
          ViewPoint Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans that ViewPoint Bank makes to directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of ViewPoint Bank. Loans to all directors and executive officers and their associates totaled approximately $1.7 million at December 31, 2007, which was 0.9% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2007.
          Under our Code of Business Conduct and Ethics, all business transactions between ViewPoint Financial Group (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:
(1)	The terms, conditions and means of compensation shall be no less favorable to ViewPoint Financial Group as other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of ViewPoint Financial Group, or their related interests.

(2)	All related party transactions between our directors and executive officers and/or their related interests and ViewPoint Financial Group shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the NASDAQ Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)	The minutes of any Board meeting at which a business transaction between ViewPoint Financial Group and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.
          During 2007, there were no related party transactions between ViewPoint Financial Group and any of its directors, executive officers and/or their related interests.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires ViewPoint Financial Group’s directors and executive officers, and persons who own more than 10% of ViewPoint Financial Group’s common stock to report their initial ownership of ViewPoint Financial Group’s common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and ViewPoint Financial Group is required to disclose in this proxy statement any late filings or failures to file.
          ViewPoint Financial Group believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2007.
SHAREHOLDER PROPOSALS
          In order to be eligible for inclusion in ViewPoint Financial Group’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at ViewPoint Financial Group’s executive office at 1309 W. 15th Street, Plano, Texas 75075 no later than December 11, 2008. All shareholder proposals submitted for inclusion in ViewPoint Financial Group’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in ViewPoint Financial Group’s proxy materials), ViewPoint Financial Group’s Charter and Bylaws.
          To be considered for presentation at next year’s annual meeting, although not included in the proxy materials for that meeting, any shareholder proposal must be received at ViewPoint Financial Group’s executive office at least five days prior to next year’s annual meeting.
OTHER MATTERS
          The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.
ADDITIONAL INFORMATION
          ViewPoint Financial Group will pay the costs of soliciting proxies. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. ViewPoint Financial Group will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.

REVOCABLE PROXY
ViewPoint Financial Group
ANNUAL MEETING OF SHAREHOLDERS
May 15, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned hereby appoints the members of the Board of Directors of ViewPoint Financial Group, with full power of substitution, to act as proxies for the undersigned to vote all shares of common stock of ViewPoint Financial Group which the undersigned is entitled to vote at the Annual Meeting of Shareholders of ViewPoint Financial Group to be held at 4:00 PM, local time, on May 15, 2008 at ViewPoint Bank, Dallas Room – 3rd Floor, 1201 W. 15th Street, Plano Texas, and at any and all adjournments or postponements thereof, as indicated on the reverse side.
     This proxy, when properly executed and timely returned, will be voted as directed herein. If no direction is given, this proxy will be voted “FOR” the director nominees and “FOR” ratification of ViewPoint Financial Group’s independent registered public accounting firm, and in the discretion of the proxy holder on any other matters that may properly come before the meeting or any adjournment or postponement thereof. Should one or more nominees be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for substitute nominees designated by the Board of Directors of ViewPoint Financial Group.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê          FOLD AND DETACH HERE           ê

VIEWPOINT FINANCIAL GROUP — ANNUAL MEETING, MAY 15, 2008
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll free 1-866-860-0409 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/vpfg and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS.

Annual Meeting of Shareholders	Revocable Proxy ViewPoint Financial Group	Please mark as
MAY 15, 2008		indicated in this	☒
example

			Withhold	For All
		For	All	Except			For	Against	Abstain
1.	To elect the following director nominees for the terms indicated:	☐	☐	☐	2.	To ratify the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐
(01) James B. McCarley (Through 2011)
	(02) Karen H. O’Shea (Through 2011) (03) Jack D. Ersman (Through 2010)				To transact such other business that may properly come before the meeting, or any adjournments thereof.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.					The Board of Directors recommends a vote “FOR” proposals 1 and 2 listed above.

					Mark here to enroll in our Electronic Access Program and to acknowledge receipt of the “Important Notice Regarding Electronic Access to Shareholder Meeting Documents” enclosed with the proxy materials.				☐

					Mark here if you plan to attend the meeting				☐

					Mark here for address change and note change				☐

Please be sure to date and sign this proxy card in the box below.	Date

Please sign exactly as your name(s) appear(s) hereon.

Sign above

+	* * *IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *	+

é	FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS	é

Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m. (EDT), May 15, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m. (EDT), May 15, 2008
1-866-860-0409

Vote by Internet
anytime prior to
3 a.m. (EDT), May 15, 2008 go to
https://www.proxyvotenow.com/vpfg

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

                   Your vote is important!